Exhibit 99.1

PURCHASE AND SALE AGREEMENT FOR KAANAPALI SHARES

This PURCHASE AND SALE AGREEMENT FOR KAANAPALI SHARES (this “Agreement”) is made by and between JMB Realty Corporation, a Delaware corporation (the “Seller”) and Stephen A. Lovelette (the “Buyer”) and is entered into as of the 27th day of September 2018. The Seller and Buyer are also referred to herein individually as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns thirty one thousand and two hundred and fifty shares (31,250) “Shares,” as such term is defined in the Amended and Restated Limited Liability Company Agreement, dated as of November 14, 2012, of Kaanapali Land, LLC, a Delaware limited liability company (the “Company”), and desires to sell such Shares to the Buyer (such Shares transferred hereby being the “Assigned Shares”); and

WHEREAS, the Seller has agreed to sell and the Buyer has agreed to buy the Assigned Shares, and the Parties desire to set forth the terms and conditions governing the purchase and sale of the Assigned Shares.

NOW, THEREFORE, for and in consideration of the premises, the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.       Agreement to Sell and Purchase the Assigned Shares. In consideration of, and in express reliance upon, the representations and warranties of the Seller and the Buyer in this Agreement, the Seller hereby agrees to irrevocably transfer and convey the Assigned Shares to the Buyer, and the Buyer hereby agrees to pay the aggregate purchase price of $1,000,000 or $32 per share, for the Assigned Shares at the Closing (as defined below).

2. Closing. The closing of the purchase and sale of the Assigned Shares under this Agreement shall occur simultaneously with the execution of this Agreement by the Parties and shall be effective as of the date first noted above. Simultaneously herewith or shortly after the Closing, the Buyer will deliver payment of the purchase price in the form provided below and the Seller will direct the Company’s transfer agent (the “Transfer Agent) to register such Assigned Shares in Buyer’s name, effective as of the Closing.

3. Purchase Price. The purchase price shall be paid by Buyer at or shortly after the Closing with Buyer paying ten percent (10%) of the aggregate purchase price in cash and delivering a fully executed Promissory Note in the form attached hereto for the remaining ninety percent (90%) of the aggregate purchase price.

4.       Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer as follows:

(a)	The Seller is the registered and beneficial owner of the Assigned Shares, and has good, valid and marketable title to the Assigned Shares free and clear of all mortgages, liens, pledges, security interests, charges, claims and other encumbrances and defects of title of any nature whatsoever.
(b)	No person has any right or other claim against Seller for any commission, fee or other compensation as a finder or broker in connection with the transaction contemplated by this Agreement.

5.       Representations and Warranties of Buyer. The Buyer represents and warrants to the Seller as follows:

(a)	No person has any right or other claim against the Buyer for any commission, fee or other compensation as a finder or broker in connection with the transaction contemplated by this Agreement.

(b)	The Buyer is financially capable of bearing the risk of loss of the entire investment represented by the Assigned Shares and is able to bear the economic risk of investment in the Assigned Shares for an indefinite period of time.

6.       Miscellaneous.

(a)	This agreement contains all of the promises, agreements, conditions, terms, understandings, warranties and representations of the Parties with respect to the transactions and business relationships contemplated thereby and herein, and there are no other promises, agreement, conditions, understandings, warranties or representations, oral or written, express or implied, among them other than as set forth in this Agreement. This Agreement supersedes all prior agreements and understandings among the Parties with respect to this subject matter.

(b)	This Agreement and all amendments, modifications, authorizations or supplements to this Agreement and the rights, duties, obligations and liabilities of the Parties under such document will be determined in accordance with the applicable provisions of the laws of the State of Illinois, without reference to its doctrines or principles of conflicts of laws.

(c)	This Agreement will be binding upon and inure to the benefit of the Parties, their personal and legal representatives, guardians, successors and assigns.

(d)	Neither party may assign this Agreement or any of the rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e)	This Agreement may be executed in any number of counterparts and by the parties herein in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts when taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date set forth above.

BUYER

/s/ Stephen A. Lovelette
Stephen A. Lovelette

SELLER: JMB Realty Corporation, a Delaware corporation

By:	/s/ Gary Nickele
Gary Nickele
Executive Vice President

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